Exhibit 23.02


KPMG LLP
Chartered Accountants
PO Box 10426  777 Dunsmuir Street                      Telephone  (604) 691-3000
Vancouver BC  V7Y 1K3                                  Telefax  (604) 691-3031
Canada                                                 www.kpmg.ca


CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM


To the Board of Directors
Essential Innovations Technology Corp.


We consent to the use of our report dated April 23, 2003, with respect to the consolidated statements of operations, cash flows and stockholders' equity and comprehensive loss of Essential Innovations Technology Corp. for the year ended October 31, 2002, included in this registration statement and prospectus on Form SB-2/A and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated April 23, 2003 contains an explanatory paragraph that states that the Company has not generated positive cash flow from operations since inception that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



KPMG LLP (signed)

Chartered Accountants
Vancouver, Canada
July 9, 2004

KPMG LLP, a Canadian limited liability partnership is the Canadian member of KPMG International, a Swiss nonoperating association.